Exhibit 10.4
                                                                   ------------

                              [COMPANY LETTERHEAD]



                                               March 27, 2009


[Officer Name]
c/o SBT Bancorp, Inc.
760 Hopmeadow Street
P.O. Box 248 Simsbury, CT 06070-0248


Dear [Officer],


         As you know, SBT Bancorp, Inc. (the "Company," as further defined below) has entered into a Letter Agreement, dated March 27, 2009, including the Securities Purchase Agreement - Standard Terms incorporated therein (the "Participation Agreement"), with the United States Department of the Treasury ("Treasury") that provides for the Company's participation in the Treasury's TARP Capital Purchase Program ("CPP").

         For the Company to participate in the CPP, and as a condition to the closing of the investment contemplated by the Participation Agreement, the Company is required to establish specified standards for incentive compensation to its senior executive officers and to make changes to its compensation arrangements. To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company's participation in the CPP, you agree as follows:

               (1) No Golden Parachute Payments. The Company is prohibiting any golden parachute payments to you during any "CPP Covered Period". A "CPP Covered Period" is any period during which (A) you are a senior executive officer of the Company, and
               (B) Treasury holds an equity or debt position acquired from the Company in the CPP.

               (2) Recovery of Bonus and Incentive Compensation. Any bonus and/or incentive compensation paid to you during a CPP Covered Period is subject to recovery or "clawback" by the Company if the payments were based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

               (3)        No Bonus, Retention Award or Incentive Compensation.
               During the CPP Covered Period, the Company is prohibited from paying to you or accruing on your behalf any bonus, retention award or incentive compensation, except for certain long-term restricted stock, and except as otherwise may be provided under a written employment agreement in effect as of February 11, 2009, and except as may otherwise be permitted by future guidance.

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

               (4) Compensation Program Amendments. Each of the Company's compensation, bonus, incentive and other benefit plans, arrangements and agreements (including, but not limited to, golden parachute, severance and employment agreements)
               (collectively, "Benefit Plans") with respect to you is hereby amended (notwithstanding any contrary language within such Benefit Plans) to the extent necessary to give effect to provisions (1), (2) and (3) above.

               In addition, the Company is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company hereby agree to execute such additional documents as the Company deems necessary to effect such revisions.

               (5) Definitions and Interpretation. This letter shall be interpreted as follows:

                         "Senior executive officer" means the Company's "senior executive officers" as defined in Subsection 111(a)(1) of EESA.

                         "Golden parachute payment" has the same meaning as in Subsection 111(a)(2) of EESA.

                         "EESA" means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation that has been issued and is in effect as of the "Closing Date," as defined in the Participation Agreement.

                         The term "Company" includes any entities treated as a single employer with the Company under 31 C.F.R. ss. 30.1(b) (as in effect on the Closing Date). You are also delivering a waiver pursuant to the Participation Agreement, and, as between the Company and you, the term "employer" in that waiver will be deemed to mean the Company as used in this letter.

                         The term "CPP Covered Period" shall be limited by, and interpreted in a manner consistent with, Section 111(a)(5) of EESA.

                         Provisions (1), (2) and (3) of this letter are intended to, and will be interpreted, administered and construed to comply with Section 111 of EESA and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter.

         This agreement will be governed by the laws of the State of Connecticut, except to the extent that federal law controls.

         The Company's Board of Directors appreciates the concessions you are making and looks forward to your continued leadership.

                                   Very truly yours,

                                   SBT Bancorp, Inc.


                                   By:  _______________________
                                   Name:    David W. Sessions
                                   Title:   Chairman of the Personnel Committee


Intending to be legally bound, I hereby
agree with, acknowledge the sufficiency
of consideration for, and accept the foregoing terms.


---------------------------------
       [Officer Name]



Dated: March 27, 2009

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